ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                        PETCARE TELEVISION NETWORK, INC.

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      PETCARE   TELEVISION   NETWORK,   INC.,   a   Florida   corporation   (the
"Corporation"), hereby certifies as follows:

      1. The Articles of Incorporation of the Corporation (Florida Division of Corporations Document Number L19876), are hereby amended by deleting the present form of Article I in its entirety and by substituting, in lieu thereof, the following:

                                   "ARTICLE I

                       Corporate Name and Principal Office

      The name of this corporation is MEDICAL MEDIA TELEVISION, INC. and its principal office and mailing address is 8406 Benjamin Road, Suite C, Tampa, Florida 33634."

      2. The foregoing amendment shall become effective as of the close of business on the date these Articles of Amendment are approved by the Florida Department of State and all filing fees then due have been paid, all in accordance with the corporation laws of the State of Florida.

      3. The amendment recited in Section 1. above has been duly adopted in accordance with the provisions of ss.607.0821, .0704, .1003 and .1006, Florida Statutes, the shareholders and directors of the corporation having executed a written statement, dated April 20, 2005, manifesting their intention that the amendment be adopted.

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be prepared under the signature of its President this 20th day of April, 2005.

                                            PETCARE TELEVISION NETWORK, INC.


                                            By:
                                               ---------------------------------
                                               Philip M. Cohen, President